Exhibit 23 (a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent public accountants, we hereby consent to the incorporation of our report included in this Form 11-K, into the First Indiana Corporation 401(k) Plan’s previously filed Registration Statement File No. 33-64851 and No. 333-96601.

/s/ Grant Thornton LLP

Chicago, Illinois
June 22, 2004

Exhibit 23 (b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Indiana Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-64851, 333-96601 and 333-68297) on Form S-8 of First Indiana Corporation of our report dated May 16, 2003 relating to the statement of net assets available for benefits of First Indiana Corporation 401(k) Plan as of December 31, 2002, which report appears in the December 31, 2003 annual report on Form 11-K of First Indiana Corporation 401(k) Plan.

/s/ KPMG LLP

Indianapolis, Indiana
June 22, 2004